Exhibit 99.1
NEWS RELEASE
445 Pine Avenue, Goleta, CA 93117

FOR IMMEDIATE RELEASE
Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	http://www.communitywestbank.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports Earnings for 2007 Third Quarter

Goleta, California, October 23, 2007 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $963,000, or $.16 per share diluted, for the quarter ended September 30, 2007 (2007 Q3), compared to $1,491,000, or $.25 per share diluted, for the quarter ended September 30, 2006 (2006 Q3).

Net Interest Income

Net interest income for the comparative quarters increased by only $366,000, primarily because the Company’s net interest margin decreased by 51 basis points, to 4.39% for 2007 Q3 from 4.90% for 2006 Q3, mainly due to the increased funding costs.  However, the 2007 Q3 net interest margin has somewhat stabilized and decreased sequentially by just 6 basis points, from 4.45% for 2007 Q2.

Total interest income for the comparative quarters increased by $1,754,000.  $1,833,000 is attributed to the continued comparative growth in interest-earning assets, primarily in the commercial real estate lending, SBA and manufactured housing portfolios; this was partially offset by a $79,000 decrease, attributed to lower interest rates.

Interest expense on deposits for the comparative three-month period increased by $1,114,000.  $706,000 of the increase is attributed to interest-bearing deposit growth and $408,000 is attributed to higher interest rates.  Interest expense on borrowings increased by $274,000, which is primarily volume-related.

Provision for Loan Losses

While there was some increased economic weakness, the general portfolio credit quality continues to be relatively stable and sound.  The net nonaccrual loans have increased slightly in 2007, to $3.4 million at September 30, 2007 from $3.2 million at December 31, 2006.  The provision for 2007 Q3 was $547,000, and, other than volume-related provisions, the primary reason was the increase in charged-off loans.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased by $241,000 from 2006 Q3 to 2007 Q3, primarily from a decline in loan fees and lower loan servicing fees, resulting from a smaller servicing portfolio, as the Company strategically sells fewer loans, and a writedown of the servicing assets due to faster than usual prepayments.

Non-interest expenses increased by $460,000 from 2006 Q3 to 2007 Q3, primarily due to an additional branch location, general promotional expenses, credit expenses and an increase in FDIC insurance.

BALANCE SHEET

The Company’s total assets increased to $581.0 million, or $64.4 million, at September 30, 2007 compared to $516.6 million at December 31, 2006.

Net loans increased to $505.2 million, or $53.6 million, at September 30, 2007 compared to $451.6 million at December 31, 2006, and combined liquid assets and investment securities increased by a net of $9.0 million.

On the funding side in 2007, deposits increased to $415.6 million, or $46.9 million, at September 30, 2007 compared to $368.7 million at December 31, 2006.

CAPITAL

As of September 30, 2007, the Company had $49.5 million in total shareholders’ equity, or 8.52% of consolidated total assets, and book value per share was $8.41.

DIVIDEND DECLARED

The Board of Directors announced that they have declared a quarterly dividend of $.06 per common share, payable November 16, 2007 to shareholders of record as of the close of business on November 2, 2007.  At this quarterly rate, the annual dividend is equivalent to $.24 per common share.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “In 2007 Q3, we continued to make progress in growing the Bank and we had another strong quarter in business lending.  As with most banks in the current rate environment, our margin compressed with the relatively higher cost of funds.  We remain focused on developing our franchise brand, maintaining strength in our core business lines and credit quality and improving our net interest margin.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, Florida, Georgia, Maryland, North Carolina, Ohio, Oregon, South Carolina, Tennessee and Washington.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Interest income	$12,030	$10,276	$34,702	$28,702
Interest expense	5,877	4,489	16,810	11,913
Net interest income	6,153	5,787	17,892	16,789
Provision for loan losses	547	12	769	337
Net interest income after provision for loan losses	5,606	5,775	17,123	16,452
Non-interest income	1,212	1,453	3,789	4,359
Non-interest expenses	5,154	4,694	15,656	13,891

Income before income taxes	1,664	2,534	5,256	6,920
Provision for income taxes	701	1,043	2,215	2,881

NET INCOME	$963	$1,491	$3,041	$4,039

Earnings per share:
Basic	$0.16	$0.26	$0.52	$0.70
Diluted	0.16	0.25	0.50	0.67

Weighted average shares:
Basic	5,877	5,787	5,852	5,778
Diluted	6,009	6,008	6,027	5,995

Selected average balance sheet items

Average assets	$571,087	$482,633	$553,929	$464,508
Average gross loans	500,213	421,512	483,914	403,015

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	December 31,
	2007	2006

Cash and cash equivalents	$16,238	$11,343
Interest-earning deposits in other financial institutions	654	536
Investment securities	36,607	32,632
Loans:
Held for sale	96,978	75,795
Held for investment	412,530	379,703
Less: Allowance	(4,293)	(3,926)
Net held for investment	408,237	375,777
NET LOANS	505,215	451,572

Other assets	22,271	20,532

TOTAL ASSETS	$580,985	$516,615

Deposits	$415,608	$368,747
FHLB advances	109,000	95,000
Other liabilities	6,899	6,048
TOTAL LIABILITIES	531,507	469,795

Stockholders' equity	49,478	46,820

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$580,985	$516,615

Shares outstanding	5,881	5,815

Book value per share	$8.41	$8.05

Nonaccrual loans	$8,334	$7,417
SBA guaranteed portion	(4,931)	(4,256)

Nonaccrual loans, net	$3,403	$3,161